NYSE: WMB

Date:   Aug. 5, 2004

Williams Announces Cash Tender Offer for $800 Million of Outstanding Notes

     TULSA, Okla. – Williams (NYSE:WMB) today is commencing a cash tender offer for any and all of its 8 5/8 percent Senior Notes due 2010. The aggregate principal amount outstanding is $800 million.

     Williams is offering to purchase the notes using fixed-spread pricing. The fixed-spread pricing will result in total consideration for each $1,000 principal amount tendered equal to the sum of the present value of the redemption price on June 1, 2007, and the present value of the interest that would accrue until June 1, 2007, each as determined by reference to a fixed spread of 85 basis points over the yield to maturity of the 3.125 percent United States Treasury Note due May 15, 2007.
     In connection with the tender offer, the company is soliciting consents to proposed amendments to the indenture governing the notes that would eliminate substantially all of the restrictive covenants and certain events of default. The tender offer is conditioned upon receiving the minimum required consents to amend the indenture.
     Williams is offering to purchase the outstanding notes to decrease its debt, reduce its annual interest expense and reduce administrative costs associated with the notes.
     The tender offer is scheduled to expire at 5 p.m. Eastern on Thursday, Sept. 2, 2004 – the expiration time – unless extended or terminated early. Holders of notes must tender and not withdraw their notes at or prior to the expiration time to receive the tender offer consideration described below.
     Holders of notes must tender and not withdraw their notes at or prior to 5 p.m. Eastern on Wednesday, Aug. 18, 2004 – the consent payment deadline – unless extended, to receive the total consideration described below, which includes the consent payment.
     Holders that tender notes at or prior to the consent payment deadline will be eligible to receive the total consideration, which includes a consent payment equal to $20.00 per $1,000 principal amount of notes. Holders that tender notes after the consent payment deadline will be eligible to receive the total consideration minus the consent payment. The purchase price is expected to be determined at 2 p.m. Eastern on Aug. 19, 2004.
     In addition to the total consideration, which includes the consent payment, or the tender offer consideration, accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered notes accepted in the tender offer. The settlement date is expected to be Tuesday, Sept. 7, 2004.

     The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated today, which sets forth a more comprehensive description of the terms of the tender offer and consent solicitation.

     Williams has retained Citigroup Global Markets Inc. to serve as the lead dealer manager and solicitation agent. Banc of America Securities LLC, J.P. Morgan Securities Inc., and Lehman Brothers Inc. are the co-dealer managers and solicitation agents. Global Bondholder Services Corporation is the information agent for the tender offer.
     Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 924-2200 or (212) 430-3774 or in writing at 65 Broadway, Suite 704, New York, NY, 10006. Questions regarding the tender offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745.
     This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the tender offer to purchase. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the company by Citigroup Global Markets Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.